UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K/A
(Amendment No. 1)
Pursuant to Section 13 or l5 (d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 16, 2010
Washington Banking Company
(Exact name of registrant as specified in its charter)
Washington
(State or other jurisdiction of incorporation)

000-24503	91-1725825

(Commission File Number)	(I.R.S. Employer Identification Number)
450 SW Bayshore Drive
Oak Harbor, WA 98277
(Address of principal executive offices) (Zip Code)
(360) 679-3121
(Registrant’s telephone number, including area code)
No Change
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE
On April 21, 2010 Washington Banking Company (the “Company”) filed a Current Report on Form 8-K (the “Original Form 8-K”) to report that its wholly-owned subsidiary, Whidbey Island Bank (the “Bank”) had entered into a definitive agreement with the Federal Deposit Insurance Corporation (the “FDIC”) on April 16, 2010, pursuant to which the Bank acquired certain assets and assumed certain liabilities of City Bank, a Washington state-chartered bank headquartered in Lynnwood, Washington (the “City Acquisition”). This amendment is being filed to update the disclosures in Item 2.01 of the Original Form 8-K and to provide financial information required by Item 9.01. In accordance with the guidance provided in Securities and Exchange Commission (the “Commission”) Staff Accounting Bulletin Topic 1.K, Financial Statements of Acquired Troubled Financial Institutions (“SAB 1:K”) and a request for relief granted by the Commission, the Company has omitted certain financial information of City Bank required by Rule 3-05 of Regulation S-X. SAB 1:K provides relief from the requirements of Rule 3-05 of Regulation S-X under certain circumstances, including a transaction such as the City Acquisition, in which the registrant engages in an acquisition of a troubled financial institution for which audited financial statements are not reasonably available and in which federal assistance is an essential and significant part of the transaction.
Statements made in this Amendment No. 1 on Form 8-K/A, other than those concerning historical financial information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties. These forward-looking statements include, without limitation, statements regarding the Company’s expectations concerning its financial condition, operating results, cash flows, earnings, net interest margin, net interest income, efficiencies achieved through combination of operational processes, liquidity, expected reimbursements under the shared-loss agreements and other effects of the shared-loss agreements and capital resources. A discussion of risks, uncertainties and other factors that could cause actual results to differ materially from management’s expectations is set forth in this document and exhibits, and under the captions “Forward-Looking Statements”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2010.
Item 2.01 Completion of Acquisition or Disposition of Assets
Effective April 16, 2010, the Bank, acquired certain assets and assumed certain liabilities of City Bank from the FDIC as receiver for City Bank, pursuant to the terms of a purchase and assumption agreement entered into by the Bank and the FDIC on April 16, 2010 (the “Purchase and Assumption Agreement” or “Agreement”). The City Acquisition included all 8 branches of City Bank, which opened as branches of the Bank as of Saturday, April 17, 2010.
Under the terms of the Purchase and Assumption Agreement, the Bank acquired certain assets of City Bank with a fair value of approximately $715.1 million, including $323.8 million of loans, $9.1 million of investment securities, $280.0 million of cash and cash equivalents, $5.8 million other real estate owned, $84.1 million FDIC indemnification asset and $12.3 million of other assets. Liabilities with a fair value of approximately $714.0 million were also assumed, including $650.1 million of insured and uninsured deposits, $50.2 million of Federal Home Loan Bank (“FHLB”) advances and $13.7 million of other liabilities.
The fair values of the assets acquired and liabilities assumed were determined based on the requirements of the Fair Value Measurements and Disclosures topic of the Financial Accounting Standards Board Accounting Standards Codification (the “FASB ASC”). The Statement of Assets Acquired and Liabilities Assumed by the Bank, as of April 16, 2010, and the accompanying notes thereto, (the “Audited Statement”) are attached hereto as Exhibit 99.1 and incorporated herein by reference. The foregoing fair value amounts are subject to change for up to one year after the closing date of the City Acquisition as additional information relative to closing date fair values becomes available. The amounts are also subject to adjustments based upon final settlement with the FDIC. In addition, the tax treatment of FDIC assisted acquisitions is complex and subject to interpretations that may result in future adjustments of deferred taxes as of the acquisition date. The terms of the Agreement provide for the FDIC to indemnify the Bank against claims with respect to liabilities of City Bank not assumed by the Bank and certain other types of claims identified in the Agreement. The disclosure set forth in this Item 2.01 reflects the status of these items to the best of management’s knowledge as of July 2, 2010.

In connection with the City Acquisition, the Bank entered into loss sharing agreements (each, a “shared-loss agreement” and collectively, the “shared-loss agreements”) with the FDIC which collectively cover approximately $446.6 million (contractual principal, excluding purchase accounting adjustments) and $6.3 million (book value, excluding purchase accounting adjustments) of City Bank’s loans and other real estate owned (“OREO”), respectively. The Bank will share in the losses, which begins with the Bank incurring the first 2% of losses on the covered assets. After the first 2% of losses on covered assets, the FDIC will absorb 80% of losses and share in 80% of loss recoveries on 100% of the loan portfolio.
The shared-loss agreement for commercial and single family residential mortgage loans are in effect for five years and ten years, respectively, from the April 16, 2010 acquisition date and the loss recovery provisions for such loans are in effect for eight years and ten years, respectively, from the acquisition date.
In April 2020, approximately ten years following the acquisition date, the Bank is required to make a payment to the FDIC in the event that losses on covered assets under the shared-loss agreements have been less than the stated threshold level. The payment amount will be 50% of the excess, if any, of (i) 20% of the intrinsic loss estimate ($111.0 million) minus (ii) the sum of (a) 25% of the asset discount (or 25% of the asset discount of ($50.7 million)), plus (b) 25% of cumulative shared-loss payments (as defined in the Agreement), plus (c) the cumulative servicing amount received by the Bank from the FDIC on covered assets. As of June 30, 2010, the Bank estimates that there will be no liability under this provision.
The shared-loss agreements are subject to certain servicing procedures as specified in an agreement with the FDIC. The expected net reimbursements under the shared-loss agreements were recorded at their estimated fair value of $84.1 million on the acquisition date.
In connection with the acquisition, the Company issued the FDIC an equity appreciation instrument, which was tied to the Company’s stock price. The instrument has a 60-day term and a strike price of $12.32 and was settled in cash upon exercise by the FDIC on April 27, 2010, for $2.1 million.
The Bank did not immediately acquire all the real estate, banking facilities, furniture or equipment of City Bank as part of the Purchase and Assumption Agreement. However, the Bank has the option to purchase or lease the real estate and furniture and equipment from the FDIC. The term of these options expires 90 days after April 16, 2010, unless extended by the FDIC. Acquisition costs of the real estate and furniture and equipment will be based on current appraisals and determined at a later date. Currently all banking facilities and equipment of City Bank are being leased from the FDIC on a month-to-month basis.
The foregoing summary of the Agreement, including the shared-loss agreements, is not complete and is qualified in its entirety by reference to the full text of the Agreement and certain exhibits attached thereto, a copy of which was previously filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed April 21, 2010, and is incorporated by reference into this item 2.01.
Item 9.01 Financial Statements and Exhibits
(a) Financial Statements of Businesses Acquired.
Discussion
As set forth in Item 2.01 above, on April 16, 2010, the Bank acquired certain assets and assumed substantially all of the deposits and certain liabilities of City Bank pursuant to the Purchase and Assumption Agreement with the FDIC. A narrative description of the anticipated effects of the City Acquisition on the Company’s financial condition, liquidity, capital resources and operating results is presented below. This discussion should be read in conjunction with the historical financial statements and the related notes of the Company, which were filed with the Commission on Form 10-K on March 12, 2010 and the Audited Statement, which is attached hereto as Exhibit 99.1.
The City Acquisition increased the Bank’s total assets and total deposits, which are expected to positively affect the Bank’s operating results, to the extent the Bank earns more from interest earned on its assets than it pays in interest on deposits and other borrowings. The ability of the Bank to successfully collect interest and principal on loans acquired will also impact the Bank’s cash flows and operating results.
The Company has determined that the acquisition of the net assets of City Bank constitutes a business acquisition as defined by the Business Combinations topic of the FASB ASC. Accordingly, the assets acquired and liabilities assumed as of April 16, 2010 are presented at their fair values in the table below as required by that topic. In many cases, the determination of these fair values required management to make estimates about discount rates, expected cash flows, market conditions and other future events that are highly subjective in nature and subject to change. These acquisition date fair value estimates are subject to change for up to one year after the closing date of the City Acquisition as additional information relative to closing date fair values becomes available. The Bank and the FDIC are engaged in ongoing discussions that may impact which assets and liabilities are ultimately acquired or assumed by the Bank and/or the purchase price.
Financial Condition
In the City Acquisition, the Bank purchased loans with a fair value of $323.8 million, net of a $122.8 million discount. In addition, the Bank acquired $280.0 million in cash and cash equivalents and $9.1 million in investment securities at fair value. The Bank also acquired OREO with a fair value of $5.8 million. Finally, in connection with this acquisition, the Bank recorded an FDIC indemnification asset of $84.1 million, $3.3 million core deposit intangible and a net after-tax gain of $1.1 million.
The following table presents information with respect to the carrying values and fair values of assets acquired and liabilities assumed:
(dollars in thousands)

	Book Balance	Fair Value
ASSETS ACQUIRED:
Covered loans and leases	$446,584	$323,842
Taxable securities	7,095	9,120
Temporary investments and interest bearing deposits	129,579	129,579

Total interest earning assets	583,258	462,541
Other assets	166,331	252,589

Total assets	$749,589	$715,130

LIABILITIES ASSUMED:
Interest bearing checking and savings accounts	$125,799	$125,799
Time deposits	486,762	492,762
Term debt	50,050	50,152

Total interest bearing liabilities	662,611	668,713
Non-interest bearing deposits	31,543	31,543
Other liabilities	55,435	13,732

Total liabilities	$749,589	$713,998

Net assets acquired		1,142

Total liabilities and net assets acquired		$715,130

Investment Portfolio
The Bank acquired investment securities with an estimated fair value of $9.1 million in the City Acquisition. The acquired securities include obligations of U.S. government agencies, corporate stock and registered investment companies. The following table presents the composition of the investment securities portfolio acquired at estimated fair value:

(dollars in thousands)	April 16, 2010
U.S. government agency securities	$5,076
Corporate stock	2,026
Registered investment companies	2,018

Total balance	$9,120

In addition, the Bank acquired $4.7 million in Federal Home Loan Bank of Seattle stock.

The following table presents a summary of yields and contractual maturities of the investment securities portfolio acquired at April 16, 2010:

	Within 1	1-5	5-10	Over 10
(dollars in thousands)	year	years	years	years	Total

U.S. government agency	$3,075	$—	$2,001	$—	$5,076
Weighted average yield	0.71%	—	0.63%	—	0.68%

Total balance	$3,075	$—	$2,001	$—	$5,076

Subsequent to the acquisition, one U.S. government agency security, in the amount of $2,010, was called on April 26, 2010.
Covered loans
The following table presents the balance at estimated fair value of each major category of covered loans acquired in the City Acquisition as of April 16, 2010:

(dollars in thousands)	April 16, 2010
Performing:
Real estate — construction and land development	$66,848
Real estate — commercial	243,817
Real estate — single and multi-family residential	26,854
Commercial and industrial	15,409
Installment and other	791

Total performing loans	353,719
Total discount resulting from acquisition date fair value	(75,052)

Net performing loans	278,667

Non-performing:
Real estate — construction and land development	42,285
Real estate — commercial	36,930
Real estate — single and multi-family residential	12,818
Commercial and industrial	785
Installment and other	47

Total nonaccrual loans	92,865
Total discount resulting from acquisition date fair value	(47,690)

Net nonaccrual loans	45,175

Net loans covered under loss sharing agreement	$323,842

At the April 16, 2010 acquisition date, the Bank estimated the fair value of the City Acquisition loan portfolio at $323.8 million, which represents the expected discounted cash flows from the portfolio. In estimating such fair value, the Bank (a) calculated the contractual amount and timing of undiscounted principal and interest payments (the “undiscounted contractual cash flows”) and (b) estimated the amount and timing of undiscounted expected principal and interest payments (the “undiscounted expected cash flows”). The amount by which the undiscounted expected cash flows exceed the estimated fair value (the “accretable yield”) is accreted into interest income over the life of the loans. The difference between the undiscounted contractual cash flows and the undiscounted expected cash flows represents the nonaccretable difference. The nonaccretable difference represents an estimate of expected credit losses in the City Acquisition loan portfolio at the acquisition date.
At April 16, 2010, the undiscounted expected cash flows for the City Acquisition loan portfolio were $347.8 million and the accretable yield was $24.0 million.
At April 16, 2010, the undiscounted contractual cash flows for the City Acquisition loan portfolio were $477.2 million and the nonaccretable difference was $129.4 million.
As part of estimating the credit losses inherent in the loan portfolio, the Bank established an FDIC indemnification asset, which represents the present value of the estimated losses on covered loans to be reimbursed by the FDIC based on the applicable terms of the loss sharing agreement. The FDIC indemnification asset will be reduced as losses are recognized on covered loans and loss sharing payments are received from the FDIC. Realized losses in excess of acquisition date estimates will increase the Company’s FDIC indemnification asset. Conversely, if realized losses are less than acquisition date estimates, the Company’s FDIC indemnification asset will be reduced by a charge to earnings.

The covered loans acquired are and will continue to be subject to the Company’s internal and external credit review and monitoring. If credit deterioration is experienced subsequent to the initial acquisition fair value amount, such deterioration will be measured, and a provision for credit losses will be charged to earnings. These provisions will be mostly offset by an increase to the FDIC indemnification asset, and will be recognized in non-interest income.
The Bank also acquired OREO with a fair value of $5.8 million. The Bank refers to the loans and OREO acquired in the City Acquisition as “covered assets” as the Bank will be reimbursed by the FDIC for a substantial portion of any future losses on them under the terms of the shared loss agreements.
Contractual Maturity of Loan Portfolio
The following table presents the maturity schedule with respect to certain individual categories of loans acquired and provides separate analyses with respect to fixed rate loans and floating rate loans as of April 16, 2010. The amounts shown in the table are unpaid balances.

(dollars in thousands)	Within 1 year	1-5 years	After 5 years	Total

Performing: construction and land development
Fixed rate	$8,289	$2,304	$—	$10,593
Variable rate	27,541	28,713	—	56,254

Total balance	$35,830	$31,017	$—	$66,847
Performing: commercial and industrial
Fixed rate	$1,083	$5,023	$—	$6,106
Variable rate	4,507	4,530	266	9,303

Total balance	$5,590	$9,553	$266	$15,409
Non-performing: construction and land development
Fixed rate	$—	$—	$—	$—
Variable rate	42,088	197	—	42,285

Total balance	$42,088	$197	$—	$42,285
Non-performing: commercial and industrial
Fixed rate	$4	$314	$—	$318
Variable rate	23	444	—	467

Total balance	$27	$758	$—	$785
Deposits
In the City Acquisition, the Bank assumed $650.1 million in deposits at fair value. The following table presents a summary of the deposits acquired and the average interest rates in effect at the acquisition date:

(dollars in thousands)	April 16, 2010	Rate
Noninterest bearing	$31,543	—%
Interest bearing demand	2,765	0.84%
Savings and money market	123,035	1.04%
Certificate of deposit under $100 thousand	317,232	2.68%
Certificate of deposit $100 thousand and over	169,529	2.44%
Certificate of deposit fair value adjustment	6,000	—%

Total balance	$650,104

Subsequent to the acquisition, the Bank repriced the selected certificates of deposit, as allowed under the purchase and assumption agreement. The Bank anticipates a portion of the repriced certificates of deposit to be redeemed prior to their maturity date. The average interest rate of the certificates of deposit portfolio is as follows:

	April 16, 2010	Repriced Rate
Certificate of deposit under $100 thousand	2.68%	1.89%
Certificate of deposit $100 thousand and over	2.44%	1.65%
The scheduled maturities of certificates of deposit at the acquisition date book value are as follows:

(dollars in thousands)	April 16, 2010
Three months or less	$75,551
Over three months through six months	107,028
Over six months through twelve months	117,878
Over twelve months	186,304

Total	$486,761

FHLB advances
The Bank assumed $50.2 million in FHLB advances, at fair value. The FHLB advances acquired at April 16, 2010 are term debt and are secured by a blanket lien on eligible loans. Subsequent to acquisition, the Bank paid off the FHLB advances for $50.2 million.
Operating Results and Cash Flows
The Company’s management has from time to time become aware of acquisition opportunities and has performed various levels of review related to potential acquisitions in the past. This particular transaction was attractive to the Company for a variety of reasons, including the:
•	ability to increase the Company’s market share in the Puget Sound region of Washington State,

•	and opportunities to enhance income and efficiency due to the centralization of some duties and elimination of duplications of effort.
The Company believes that the transaction will improve the Company’s net interest income, as the Company earns more from interest earned on its loans and investments than it pays in interest on deposits and borrowings. Additionally Company expects a positive impact on its earnings, over the next several quarters, achieved through the elimination of duplicative operational processes.
The degree to which the Company’s operating results may be adversely affected by the acquired loans is offset to a significant extent by the shared-loss agreements and the related discounts reflected in the fair value of these assets at the acquisition date. In accordance with the provisions of ASC 310-30, Receivables, the fair values of the acquired loans reflect an estimate of expected losses related to the acquired loans. As a result, the Company’s operating results would only be adversely affected by loan losses of the acquired loans to the extent that such losses exceed the expected losses reflected in the fair value of the acquired loans at the acquisition date. In addition, to the extent that the stated interest rate on acquired loans was not considered a market rate of interest at the acquisition date, appropriate adjustments to the acquisition-date fair value will be recorded. These adjustments mitigate the risk associated with the acquisition of loans earning a below market rate of return.
ASC 310-30 prohibits carrying over or creating an allowance for loan losses upon initial recognition for loans that fall under its scope. On the acquisition date, the preliminary estimate of the contractual principal and interest payments for all loans acquired in the acquisition was $477.2 million and the estimated fair value of the loans was $323.8 million net of an accretable yield of $24.0 million. These amounts were determined based upon the estimated remaining life of the underlying loans, which include the effects of estimated prepayments, expected credit losses and market liquidity and interest rates.
On the acquisition date, the unpaid principal balance for all non-performing loans acquired in the acquisition was $92.9 million and the estimated fair value of the loans totaled $45.2 million. The fair value of non-accrual loans was determined based upon the estimated remaining life of the underlying loans, which include the effects of estimated prepayments, expected credit losses and adjustments related to market liquidity and prevailing interest rates at the acquisition date.

The shared-loss agreements will likely have a material impact on the cash flows and operating results of the Bank in both the short-term and the long-term. In the short-term, it is likely that there will be a significant amount of the covered loans that will experience deterioration in payment performance or will be determined to have inadequate collateral values to repay the loans. In such instances, the Bank will likely no longer receive payments from the borrowers, which will impact cash flows. The shared-loss agreements may not fully offset the financial effects of such a situation. However, if a loan is subsequently charged-off or charged-down after the Bank exhausts its best efforts at collection, the shared-loss agreements will cover a substantial portion of the loss associated with the covered assets.
The effects of the shared-loss agreements on cash flows and operating results in the long-term are likely to be similar to the short-term effects described above. The long-term effects that the Bank may experience will depend primarily on the ability of the borrowers under the various loans covered by the shared-loss agreements to make payments over time. As the shared-loss agreements cover up to a 10-year period, changing economic conditions will likely impact the timing of future charge-offs and the resulting reimbursements from the FDIC. The Bank believes that any recapture of interest income and recognition of cash flows from the borrowers or received from the FDIC may be recognized unevenly over this period, as the Bank exhausts its collection efforts under its normal practices. In addition, the Bank recorded substantial discounts related to the purchase of these covered loans. A portion of these discounts will be accreted to income over the economic life of the underlying loans and will be dependent upon the timing and success of the Bank’s collection efforts on the covered loans.
Liquidity and Capital Resources
The Bank believes that its liquidity position will be improved as a result of the City Acquisition. The Bank acquired $280.0 million in cash and cash equivalents, as well as $9.1 million of investment securities. Securities provide cash flows in the form of principal and interest payments. These additions to the Bank’s balance sheet represent additional support for its liquidity needs.
Deposits in the amount of $650.1 million were also assumed in the City Acquisition. Of this amount, $157.3 million were in the form of interest and non-interest bearing transaction accounts.
The Bank assumed $50.2 million in FHLB advances, at fair value. Subsequent to acquisition, the Bank paid off the FHLB advances for $50.2 million.
A core deposit intangible of $3.3 million was recorded in conjunction with the City Acquisition. Such intangibles are excluded from regulatory capital as calculated under regulatory accounting practices. This exclusion generally results in a reduction to the Company’s regulatory capital. The Bank remains “well-capitalized” under the regulatory framework for prompt corrective action after taking into consideration the results of the City Acquisition.
The following table shows the Company’s proforma consolidated and the Bank’s capital adequacy ratios, as if the City Acquisition occurred as of March 31, 2010, as calculated under regulatory guidelines, compared to the regulatory minimum capital ratio and the regulatory minimum capital ratio needed to qualify as a “well-capitalized” institution at March 31, 2010. The Bank remains “well-capitalized”:
(dollars in thousands)

			For Capital		To be Well
	Actual		Adequacy purposes		Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of March 31, 2010
Total Capital
(to Risk Weighted Assets)
Consolidated	$195,120	18.85%	$82,797	8.00%	$103,497	10.00%
Whidbey Island Bank	$190,449	18.34%	$83,096	8.00%	$103,870	10.00%
Tier I Capital
(to Risk Weighted Assets)
Consolidated	$182,343	17.62%	$41,399	4.00%	$62,098	6.00%
Whidbey Island Bank	$177,626	17.10%	$41,548	4.00%	$62,322	6.00%
Tier I Capital
(to Average Assets)
Consolidated	$182,343	10.44%	$69,853	4.00%	$87,316	5.00%
Whidbey Island Bank	$177,626	10.17%	$69,836	4.00%	$87,295	5.00%

Financial Statements
Attached hereto as Exhibit 99.1 and incorporated by reference into this Item 9.01(a) is an Audited Statement of Assets Acquired and Liabilities Assumed by the Bank (a wholly owned subsidiary of the Company) at April 16, 2010 and the accompanying notes thereto.
The Company has omitted certain financial information of City Bank required by Rule 3-05 of Regulation S-X and the related pro forma financial information under Article 11 of Regulation S-X pursuant to the guidance provided in SAB 1:K and a request for relief granted by the Commission. SAB 1:K provides relief from the requirements of Rule 3-05 of Regulation S-X in certain instances, such as the City Acquisition, where a registrant engages in an acquisition of a significant amount of assets of a troubled financial institution that involves pervasive federal assistance and audited financial statements of the troubled financial institution are not reasonably available.
(b) Pro Forma Financial Information.
The Company has omitted certain financial information of City Bank required by Rule 3-05 of Regulation S-X and the related pro forma financial information under Article 11 of Regulation S-X pursuant to the guidance provided in SAB 1:K and a request for relief granted by the Commission. SAB 1:K provides relief from the requirements of Rule 3-05 of Regulation S-X in certain instances, such as the City Acquisition, where a registrant engages in an acquisition of a significant amount of assets of a troubled financial institution that involves pervasive federal assistance and audited financial statements of the troubled financial institution are not reasonably available.
(d) Exhibits.

Exhibit
No.	Description

23	Consent of Moss Adams LLP

99.1	Report of Independent Registered Public Accounting Firm Statement of Assets Acquired and Liabilities Assumed at April 16, 2010 and Notes to Statement of Assets Acquired and Liabilities Assumed

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

WASHINGTON BANKING COMPANY
Dated: July 2, 2010	By:	/s/ Richard A. Shields
Richard A. Shields
EVP and Chief Financial Officer